                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         R. R. DONNELLEY & SONS COMPANY
                (Name of Registrant as Specified In Its Charter)

                         R. R. DONNELLEY & SONS COMPANY
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

  (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

- --------------------------------------------------------------------------------
NOTICE AND PROXY STATEMENT                                 77 West Wacker Drive
ANNUAL MEETING OF STOCKHOLDERS                             Chicago, Illinois
                                                            60601-1696


(LOGO)     R. R. DONNELLEY & SONS COMPANY


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MARCH 24, 1994
- --------------------------------------------------------------------------------

The Annual Meeting of Stockholders of R. R. Donnelley & Sons Company will be held on Thursday, March 24, 1994, at ten o'clock a.m., Chicago Time, at the First Chicago Center, The First National Bank of Chicago, One First National Plaza (Dearborn and Madison Streets), Chicago, Illinois, 60670 for the following purposes:

 1. To elect four directors;

 2. To consider and vote on a stockholder proposal regarding the CERES Principles, described on pages 19 to 21, if properly presented at the meeting;

 3. To consider and vote on a stockholder proposal regarding an Equal Employment Opportunity/ Affirmative Action Report, described on pages 21 to 23, if properly presented at the meeeting; and

 4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

 Enclosed herewith is a Proxy Statement setting forth certain additional information.

 Only stockholders of record at the close of business on February 7, 1994 will be entitled to notice of and to vote at the meeting.

 Stockholders who do not expect to be present at the meeting are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time before it is exercised and stockholders who are present at the meeting may withdraw their proxies and vote in person. Revocation may be effected in the manner provided on page 1 of the Proxy Statement.

                                              By Order of the Board of Directors

                                                                   David C. Hart
                                                                       Secretary

February 17, 1994

                                                 LOGO  Printed on recycled paper

- --------------------------------------------------------------------------------
                                                           77 West Wacker Drive
                                                           Chicago, Illinois
                                                            60601-1696

(LOGO)        R. R. DONNELLEY & SONS COMPANY

February 17, 1994

PROXY STATEMENT
- --------------------------------------------------------------------------------

This Proxy Statement is furnished to stockholders of R. R. Donnelley & Sons Company in connection with the solicitation, by order of the Board of Directors, of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, March 24, 1994 (the "1994 Annual Meeting") at the time and place and for the purposes set forth in the accompanying notice of the meeting.
 The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised. A proxy may be revoked by written notice of revocation or by a later proxy, in either case delivered to the Secretary of the Company. Attendance at the 1994 Annual
Meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.
 All outstanding shares of the Company's common stock, par value $1.25 ("Common Stock"), represented by properly executed and unrevoked proxies received in the accompanying form in time for the 1994 Annual Meeting will be voted. A stockholder may, with respect to the election of directors (i) vote for the election of all four nominees named herein as directors, (ii) withhold authority to vote for all such director nominees or (iii) vote for the election of all such director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy. Withholding authority to vote for a director nominee will not prevent such director nominee from being elected. A stockholder may, with respect to each other matter specified in the notice of the meeting (i) vote "FOR" the matter, (ii) vote "AGAINST" the matter or (iii) "ABSTAIN" from voting on the matter. A vote to abstain from voting on a matter has the legal effect of a vote against such matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given, the shares will be voted for the election of all four nominees named herein as directors, against the stocholder proposal regarding the CERES Principles, described on page 19 to 21, if it is properly presented at the 1994 Annual Meeting, and against the stockhlder proposal regarding an Equal Employment Opportunity/Affirmative Action Report, described on pages 21 to 23, if it is properly presented at the 1994 Annual Meeting.
 A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. (Shares voted to abstain as to a particular matter will not be considered non-voted shares.) Approval of each matter specified in the notice of the meeting requires the affirmative vote of a majority, or in the case of the election of directors a plurality, of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote on such matter.

- --------------------------------------------------------------------------------
Accordingly, non-voted shares with respect to such matters will not affect the determination of whether such matters are approved or the outcome of the election of directors.
 If a stockholder is a participant in the Company's Dividend Reinvestment Plan or Employee Monthly Investment Plan and the accounts are registered in the same name, the proxy represents the number of full shares in each plan account, as well as shares registered in the participant's name. If a stockholder is a participant in the Company's Tax Credit Stock Ownership Plan and the account is registered in the same name, the proxy will also serve as a voting instruction for the trustee of this plan.
 The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph. The Company has retained Morrow & Co. to aid in the solicitation of proxies for a fee of $8,000, plus out-of-pocket expenses.
 There were issued and outstanding 154,199,957 shares of Common Stock
(exclusive of 4,408,843 shares held in the Treasury) as of February 7, 1994.
Each such issued and outstanding share is entitled to one vote upon each matter to be voted on at the 1994 Annual Meeting. The close of business on February 7, 1994 has been fixed as the record date for the determination of stockholders entitled to vote at the meeting.

ELECTION OF DIRECTORS

The Company's Certificate of Incorporation provides for three classes of directors of as nearly equal size as possible and further provides that the total number of directors shall be determined by the Company's By-Laws, except that the total number of directors shall be not less than nine nor more than fifteen. The term of each class of directors is three years and the term of one class expires each year in rotation. The Company's By-Laws currently provide that the number of directors is twelve.
 The terms of the Directors of the Third Class expire at the 1994 annual election to be held at the 1994 Annual Meeting. At the present time it is intended that shares represented by the enclosed proxy will be voted for the election of Robert A. Hanson, Thomas S. Johnson, Jerre L. Stead and John R. Walter as Directors of the Third Class for a three-year term expiring at the 1997 annual election. Mr. Hanson has informed the Company that, if re-elected, he intends to retire in accordance with the Company's Retirement Policy for directors on January 1, 1995, at age 70.
 All of the nominees are currently members of the Board of Directors. In the event that any nominee should become unavailable for reasons not now known, it is intended that such shares will be voted for such substitute nominee as may be selected by the Board of Directors or the Board may elect not to fill the vacancy and to reduce the number of directors.
 The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or by proxy at the 1994 Annual Meeting and entitled to vote on the election of directors is required to elect the nominees as Directors of the Third Class.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTORS OF THE THIRD CLASS.

- --------------------------------------------------------------------------------
INFORMATION ABOUT DIRECTORS AND NOMINEES FOR DIRECTORS

The names of the directors whose terms of office shall continue after the 1994 Annual Meeting and the nominees, their principal occupations during the past five years, certain other directorships held, and certain other information are set forth below.

- --------------------------------------------------------------------------------

DIRECTORS OF THE THIRD CLASS
Nominated for Election at the 1994 Annual Meeting for Terms Expiring in 1997
- --------------------------------------------------------------------------------
             ROBERT A. HANSON, Retired Chairman of Deere & Company, a
             manufacturer of agricultural and industrial equipment and a
- -----------  provider of credit and health care services. He was Chairman of
- -----------  Deere & Company from 1982 until his retirement in June, 1990. He was Chief Executive Officer of Deere & Company from 1982 to September, 1989. He has been a director since February, 1990. He is a director of The Dun & Bradstreet Corporation, Merrill Lynch
             & Co., Inc. and The Procter & Gamble Company. Age 69. Member of
             the Audit and Compensation Committees.
- --------------------------------------------------------------------------------
             THOMAS S. JOHNSON, Chairman, President and Chief Executive
             Officer of GP Financial Corp. and its subsidiary, The Green Point
- -----------  Savings Bank, since 1993. President of Manufacturers Hanover
- -----------  Corporation and Manufacturers Hanover Trust Company, diversified financial institutions, from December, 1989 until July, 1991. He was President and a director of Chemical Banking Corporation and Chemical Bank from 1983 until December, 1989. He has been a director since February, 1990. He is a director of The Green
             Point Savings Bank and U. S. Capital Group Inc. Age 53. Member of
             the Compensation and Finance Committees.
- --------------------------------------------------------------------------------
             JERRE L. STEAD, Executive Vice President of AT&T Company, which
- -----------  is in the communications business, and Chairman and Chief
- -----------  Executive Officer of AT&T Global Information Solutions, formerly
             NCR Corporation, a subsidiary of AT&T, since 1993. He was
             President of Global Business Communications Systems, AT&T from
             1991 to 1993. He was Chairman, President and Chief Executive
             Officer of Square D Company from 1989 to 1991 and President and
             Chief Operating Officer from 1987 to 1989. He has been a director since January, 1994. He is a director of Armstrong World
             Industries, Inc., Eljer Industries, Inc., TGB Holdings, bv, and Thomas & Betts Company. Age 51.
- --------------------------------------------------------------------------------
             JOHN R. WALTER, Chairman of the Board of the Company since
             September, 1989 and Chief Executive Officer since January, 1989.
- -----------  He was President from June, 1987 until March, 1991, Executive
- -----------  Vice President from October, 1986 until June, 1987 and Group
             President of the Directory Group from February, 1985 to October, 1986. He has been a director since June, 1987. He is a director of Abbott Laboratories, Dayton Hudson Corporation and Deere & Company. Age 47. Member of the Executive Committee.
- --------------------------------------------------------------------------------
DIRECTORS OF THE FIRST CLASS
Terms Expire in 1995
- --------------------------------------------------------------------------------
             MARTHA LAYNE COLLINS, President of St. Catharine College, Springfield, Kentucky, since July, 1990 and President, Martha
- -----------  Layne Collins & Associates, a consulting firm, since January,
- -----------  1988. She was a Fellow at John F. Kennedy School of Government at
             Harvard University from January, 1989 to May, 1989 and was Executive-in- Residence, University of Louisville from January,
             1988 to December, 1988. She was Governor of the Commonwealth of Kentucky from December, 1983 to December, 1987 and Lieutenant Governor from December, 1979 to December, 1983. She has been a director since 1987. She is a director of Eastman Kodak Company and Mid-America Bancorp (dba Bank of Louisville). Age 57. Member
             of the Audit Committee.
- --------------------------------------------------------------------------------
             CHARLES C. HAFFNER III, Retired Vice Chairman of the Board of the Company. He was Vice Chairman of the Board from February, 1984
- -----------  until August, 1990. From March, 1983 to January, 1984, he served
- -----------  as Vice Chairman and Treasurer. He has been a director since
             1961. He is a director of DuKane Corporation, The Lakeside Bank and Protection Mutual Insurance Company. Mr. Haffner is a cousin of James R. Donnelley, a director of the Company. Age 65. Member of the Executive and Nominating Committees.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
             RICHARD M. MORROW, Retired Chairman and Chief Executive Officer
- -----------  of Amoco Corporation, a producer and distributor of petroleum and
- -----------  chemical products. He was Chairman and Chief Executive Officer of
             Amoco Corporation from 1983 until his retirement on February 27, 1991. He has been a director since January 1, 1990. He is a director of First Chicago Corporation, The First National Bank of Chicago, Marsh & McLennan Companies, Inc., Potlatch Corporation, Seagull Energy Corporation and Westinghouse Electric Corporation.
             Age 67. Member of the Finance and Nominating Committees.
- --------------------------------------------------------------------------------
             H. BLAIR WHITE, the sole officer and shareholder of a corporate partner in the law firm of Sidley & Austin. He has been a
- -----------  director since 1979. He is a director of DEKALB Energy Company,
- -----------  DEKALB Genetics Corporation and Kimberly-Clark Corporation. Age
             66. Member of the Audit Committee.

- --------------------------------------------------------------------------------
DIRECTORS OF THE SECOND CLASS
Terms Expire in 1996
- --------------------------------------------------------------------------------
             JAMES R. DONNELLEY, Vice Chairman of the Board since July 26,
             1990. From June, 1988 to July 26, 1990, he was Group President,
- -----------  Corporate Development. Prior to June, 1988, he was Group
- -----------  President, Financial Printing Services. He has been a director since 1976. He is a director of Sierra Pacific Resources and
             Pacific Magazines and Printing Limited. Mr. Donnelley is a cousin of Charles C. Haffner III, a director of the Company. Age 58.
             Member of the Executive and Finance Committees.
- --------------------------------------------------------------------------------
             JOHN M. RICHMAN, Counsel to the law firm of Wachtell, Lipton,
             Rosen & Katz since January, 1990. He was Vice Chairman of Philip
- -----------  Morris Companies Inc., a consumer packaged goods company, from
- -----------  December, 1988 until December, 1989, and was Chairman and Chief
             Executive Officer of Kraft, Inc. from 1979 to December, 1989. He has been a director since 1988. He is a director of Continental
             Bank Corporation, Continental Bank, N.A., Philip Morris Companies Inc. and USX Corporation. Age 66. Member of the Audit,
             Compensation and Nominating Committees.
- --------------------------------------------------------------------------------
             WILLIAM D. SANDERS, Chairman and Chief Executive Officer since
             1990 of Security Capital Group Incorporated, a firm providing
- -----------  institutional real estate capital management. Prior to 1990, he
- -----------  was Chairman of La Salle Partners Limited. He has been a director since 1986. He is a director of Security Capital Group
             Incorporated. Age 52. Member of the Compensation and Nominating Committees.
- --------------------------------------------------------------------------------
             BIDE L. THOMAS, Retired President of Commonwealth Edison Company,
- -----------  a producer, distributor and seller of electric energy. He was
- -----------  President of Commonwealth Edison Company from September, 1987 until his retirement in December, 1992. He has been a director since 1987. He is a director of L. E. Myers Company and Northern Trust Corporation and The Northern Trust Company. Age 58. Member
             of the Executive and Finance Committees.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
 In 1993, the Board of Directors met six times. Each incumbent director who was a director during 1993 was present for 75% or more of the total number of meetings of the Board of Directors and Committees of the Board of which such director was a member.
 H. Blair White, a director of the Company, is the sole officer and shareholder of a corporate partner in the law firm of Sidley & Austin. Sidley & Austin furnished legal services to the Company in 1993 and the Company expects the firm to continue to furnish legal services in 1994. The Company provides reprographics management services at market rates to Sidley & Austin. The
Company also provides printing services at market rates to certain firms of which the Company's directors are now or were formerly officers and/or directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Company has standing Audit, Compensation, Executive, Finance and Nominating Committees of the Board of Directors. The members of these Committees have been identified above.
 The Audit Committee recommends the selection of independent public accountants to the Board of Directors; reviews the scope of the audits performed by the independent public accountants and internal audit department, together with their audit reports and any recommendations made by them; reviews in January of each year the results of the audit for the prior fiscal year with the independent public accountants before the earnings report for such fiscal year is released publicly; and reviews periodically the performance of the Company's accounting and financial personnel. The Audit Committee also reviews the Company's financial disclosure documents, management perquisites, material litigation and regulatory proceedings and other issues relative to potentially significant corporate liability and reviews and monitors the Company's codes of conduct. The Audit Committee met three times in 1993.
 The Compensation Committee determines the annual salary, bonus and other benefits of selected senior officers of the Company and establishes and reviews, as appropriate, performance standards under compensation programs for senior officers. The Compensation Committee recommends new employee benefit plans and changes to stock incentive plans to the Board of Directors, approves amendments to the non-stock employee benefit plans and administers all of the Company's employee benefit plans. The Compensation Committee also recommends to the Board of Directors candidates for election as corporate officers. The Compensation Committee met five times in 1993.
 The Executive Committee is empowered to exercise all of the authority of the Board of Directors, except that it does not have the power to take specific actions delegated to other Committees or to take certain other actions enumerated in the Company's By-Laws. The Executive Committee meets as necessary and did not meet in 1993.
 The Finance Committee reviews the financial policies of the Company and makes recommendations to the Board of Directors regarding the Company's financial condition and requirements for and disposition of funds, including the payment of dividends. The Finance Committee also reviews the performance and management of the Company's Retirement Benefit Plan. The Finance Committee met four times in 1993.
 The Nominating Committee recommends to the full Board nominees for election to the Board of Directors in connection with any meeting of stockholders at which directors are to be elected, and recommends to the full Board persons for appointment to fill any Board vacancy, such as may occur due to death, resignation, retirement or the creation of a new directorship, which the Board of Directors is authorized under the By-Laws to fill. The Nominating Committee met two times in 1993.

BENEFICIAL OWNERSHIP OF COMMON STOCK

                            CERTAIN PRINCIPAL OWNERS
The following table lists the beneficial ownership of Common Stock as of December 31, 1993 with respect to all persons known to the Company to be the beneficial owner of more than 5% of Common Stock. The information shown was furnished by the respective persons. As explained in the footnotes to

- --------------------------------------------------------------------------------
the following table, the four beneficial owners listed in the table share beneficial ownership with each other with respect to 7,330,946 shares (4.76%) of Common Stock. The percentage of outstanding Common Stock owned by each such person or entity is based on outstanding shares of Common Stock as of December
31, 1993.


                                   Number of Shares
                                     Beneficially                  % of Outstanding
Name and address                        Owned                        Common Stock
- -----------------------------------------------------------------------------------
Northern Trust Corporation            20,197,098(1)(2)                  13.10%
50 South LaSalle Street
Chicago, Illinois 60675
Elliott R. Donnelley                   8,992,170(2)(3)                   5.83%
808 N. Dixie Highway
Lantana, Florida 33462
Laura Donnelley-Morton                 8,857,113(2)(4)                   5.75%
2119 Banyan Drive
Los Angeles, California
90049
Strachan Donnelley                     9,801,238(2)(5)                   6.36%
Hastings Center
255 Elm Road
Briarcliff Manor, NY 10510

- --------
(1) Northern Trust Corporation is a parent holding company for The Northern
    Trust Company and other affiliates and files one Schedule 13G to report beneficial ownership by all such entities of the Common Stock. Includes shares as to which Northern Trust Corporation has or shares investment and voting power as follows: sole investment power, 5,485,908 shares (3.6%); shared investment power, 13,394,488 shares (8.7%); sole voting power, 5,860,634 shares (3.8%); shared voting power, 9,337,580 shares (6.1%). Also includes 5,044,553 (3.27%) shares which are shown elsewhere in this Proxy Statement as beneficially owned by James R. Donnelley; 879,222 shares which are shown elsewhere in this Proxy Statement as beneficially owned by
    Charles C. Haffner III and 7,330,946 shares (4.76%) which are shown in the above table as beneficially owned by each of Elliott R. Donnelley, Laura Donnelley-Morton and Strachan Donnelley. Northern Trust Corporation shares the beneficial ownership of such shares.
(2) In 1992, The Northern Trust Company (an affiliate of Northern Trust Corporation), Elliott R. Donnelley, Laura Donnelley-Morton and Strachan Donnelley were appointed co-executors of the estate (the "Estate") of
    Gaylord Donnelley. As of December 31, 1993, the Estate held 7,330,946 shares (4.76%), which are shown as being beneficially owned by each of the co-executors of the Estate in the above table and as to which beneficial ownership by each of the above is shared.
(3) Includes shares as to which Elliott R. Donnelley has or shares investment and voting power as follows: sole investment power, 383,636; shared investment power, 8,608,534 (5.58%); sole voting power, 383,636; shared voting power, 8,608,534 (5.58%). Also includes 7,330,946 shares (4.76%)
    which are shown in the above table as owned beneficially by each of
    Northern Trust Corporation, Laura Donnelley-Morton and Strachan Donnelley.
(4) Includes shares as to which Laura Donnelley-Morton has or shares investment and voting power as follows: sole investment power, 3,092; shared investment power, 8,368,534 (5.43%); shared voting power, 8,368,534
    (5.43%). There are no shares as to which Laura Donnelley-Morton has sole voting power. Also includes 7,330,946 shares (4.76%) which are shown in the above table as owned beneficially by each of Northern Trust Corporation, Elliott R. Donnelley and Strachan Donnelley.
(5) Includes shares as to which Strachan Donnelley has or shares investment and voting power as follows: sole investment power, 946,424; shared investment power, 8,536,534 (5.54%); sole voting power, 946,424; shared voting power, 8,536,534 (5.54%). Also includes 7,330,946 shares (4.76%) which are shown in the above table as owned beneficially by each of Northern Trust Corporation, Elliott R. Donnelley and Laura Donnelley-Morton.
- --------------------------------------------------------------------------------
 The descendants of Richard Robert Donnelley (1836-1899), the Company's founder, and members of their families, including family members included in the foregoing table, own approximately 18% of the outstanding Common Stock.

- --------------------------------------------------------------------------------

    BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS The following table lists the beneficial ownership, as of December 31, 1993, of Common Stock by all directors and nominees (except for Jerre L. Stead for whom beneficial ownership is listed as of January 5, 1994), each of the executive officers named in the Summary Compensation Table and the directors and all 17 individuals serving as executive officers on December 31, 1993 as a group. The percentage of outstanding Common Stock owned by each such person is based on outstanding shares of Common Stock as of December 31, 1993, plus shares subject to stock options held by each such person.

                                                      Number of Shares         % of Outstanding
Name                                                  Beneficially Owned       Common Stock
- -----------------------------------------------------------------------------------------------
Directors
Martha Layne Collins                                               8,200(1)           *
James R. Donnelley                                             5,749,234(2)          3.73%
Charles C. Haffner III                                         1,445,038(3)           *
Robert A. Hanson                                                   8,400(1)           *
Thomas S. Johnson                                                  9,077(1)           *
Richard M. Morrow                                                 10,853(1)(4)        *
John M. Richman                                                    9,283(1)           *
William D. Sanders                                                10,275(1)           *
Jerre L. Stead                                                       400              *
Bide L. Thomas                                                     9,463(1)           *
H. Blair White                                                    19,600(1)           *
Named Executive Officers
Rory J. Cowan                                                     72,434(5)           *
Carl K. Doty                                                     125,184(6)           *
E. Patrick Duffy                                                  28,121(7)           *
Frank R. Jarc                                                     74,451(8)           *
Frank J. Uvena                                                   119,799(9)           *
John R. Walter                                                   335,262(10)          *
Directors and all 17 Executive Officers** as a group           8,508,507(11)         5.49%

- --------
   * Less than one percent.
  ** Excluding C. K. Doty who ceased being an executive officer on October 1,
     1993.
(1) Includes 8,000 shares which are not now owned but which could be acquired by exercise of non-employee director stock options.
(2) Includes 4,800 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 64,968 shares which are not now owned but could be acquired by exercise of stock options. Includes 639,713 shares as to which he has sole investment and voting power and 5,044,553 (3.27%) shares as to which he shares investment and voting power. Does not include 31,554 shares owned by a family member as to which beneficial ownership is disclaimed.
(3) Includes 29,000 shares not now owned but which could be acquired by exercise of stock options, including 8,000 shares subject to non-employee director stock options. Includes 536,816 shares as to which he has sole investment and voting power and 879,222 shares as to which he shares investment and voting power. Does not include 71,330 shares owned by family members as to which beneficial ownership is disclaimed.
(4) Does not include 1,350 shares owned by a family member as to which beneficial ownership is disclaimed.
(5) Includes 16,500 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 50,800 shares which are not now owned but which could be acquired by exercise of stock options.
(6) Includes 16,200 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 76,000 shares which are not now owned but which could be acquired by exercise of stock options.
(7) Includes 7,600 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 19,600 shares which are not now owned but which could be acquired by exercise of stock options.
(8) Includes 13,500 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 53,700 shares which are not now owned but which could be acquired by exercise of stock options.
(9) Includes 8,800 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 66,700 shares which are not now owned but which could be acquired by exercise of stock options.

- --------------------------------------------------------------------------------
(10) Includes 96,250 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 164,768 shares which are not now owned but which could be acquired by exercise of stock options.
(11) Includes 217,750 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 955,976 shares which are not now owned but which could be acquired by exercise of stock options. Does not include 105,145 shares owned by family members as to which beneficial ownership is disclaimed.
- --------------------------------------------------------------------------------
 Each director and each officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934 (the "Act") is required by Section 16(a) of the Act to report to the Securities and Exchange Commission, by a specified date, his or her beneficial ownership of or transactions in the Company's securities. Reports received by the Company indicate that all such officers and directors have filed all requisite reports with the Securities and Exchange Commission on a timely basis during 1993.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of J. R. Walter, the Chairman and Chief Executive Officer of the Company, and the other four most highly compensated executive officers of the Company serving as such on December 31, 1993, and a retired executive officer, C. K. Doty, who would have been among the four most highly compensated executive officers serving as such on December 31, 1993 had he not retired from his position as an executive officer effective October 1, 1993, based on the amount of salary and bonus he earned during 1993.

                           SUMMARY COMPENSATION TABLE

                                                           Long-Term Compensation
                                                        -----------------------------
                               Annual Compensation             Awards         Payouts
                           ---------------------------- --------------------- -------
                                                Other
                                               Annual   Restricted Securities             All
                                               Compen-    Stock    Underlying  LTIP      Other
 Name and Principal                            sation    Award(s)   Options/  Payouts   Compen-
      Position        Year Salary($) Bonus($) ($)(1)(2)   ($)(3)    SARs(#)   ($)(4)  sation($)(1)
- --------------------------------------------------------------------------------------------------
 J. R. Walter         1993  800,000  499,481   39,766    349,313     72,500       0           0
 Chairman and CEO     1992  675,000  506,250    3,445    311,250     65,000       0           0
                      1991  635,000        0             272,656     77,500       0
 R. J. Cowan          1993  400,000  166,494   23,398    121,500     26,000       0           0
 Executive VP         1992  325,000  195,000    1,360    124,500     26,000       0           0
                      1991  250,000   50,000             119,969     35,000       0
 E. P. Duffy          1993  275,000   74,713   12,439     60,750     13,500       0           0
 President,           1992  265,000   78,322        0     62,250     17,000       0           0
  Telecommunications  1991  250,000   54,500              56,713     22,500       0
 F. R. Jarc           1993  360,000  149,844   18,386     91,125     21,000       0           0
 Executive VP         1992  325,000  195,000      913     93,375     21,000       0           0
  and CFO             1991  304,000        0              81,797     27,500       0
 F. J. Uvena          1993  250,000   91,051   11,366     60,750     13,500       0           0
 Senior VP,           1992  233,000  122,325        0     62,250     13,500       0           0
  Law and Corporate   1991  222,000        0              52,350     18,000       0
 C. K. Doty           1993  415,000  172,737   24,242     91,125          0       0     870,000(5)
 Retired President    1992  400,000  240,000    3,237    102,713     21,000       0           0
                      1991  375,000        0              95,975     28,000       0

- --------
(1) Other Annual Compensation and All Other Compensation are only required to be reported for 1993 and 1992.
(2) Included in this column is the amount of the 50% Company matched contribution under the Stock Purchase Plan. Under this Plan, officers, selected managers and key staff employees are permitted to contribute up to 5% of their gross annual salary and bonus from the prior year toward the purchase

- --------------------------------------------------------------------------------
   during the first quarter of the next year of Common Stock. The Company contributes an additional 50% of the amount contributed by the employee toward the purchase of Common Stock for the employee's account, and another
   20% of the amount the employee contributes is paid in cash to the employee to assist in the payment of taxes owed by the employee as a result of the Company matched contribution. This 20% cash payment is also included in this column. No purchases were made under the Stock Purchase Plan in 1992 due to the Company's failure to achieve the required performance goal under the
   Stock Purchase Plan for the 1991 year.
(3) Values of Restricted Stock Awards shown in the Summary Compensation Table are based on the closing price of Common Stock on the date of grant. As of December 31, 1993, J. R. Walter held 103,250 shares of restricted Common Stock, valued at $3,213,656 in the aggregate; R. J. Cowan held 18,300 shares of restricted Common Stock, valued at $569,588 in the aggregate; E.
    P. Duffy held 7,600 shares of restricted Common Stock, valued at $236,550 in the aggregate; F. R. Jarc held 16,100 shares of restricted Common Stock, valued at $501,113 in the aggregate; F. J. Uvena held 10,000 shares of restricted Common Stock, valued at $311,250 in the aggregate; and C. K.
    Doty held 19,400 shares of restricted Common Stock valued at $603,825.
    Values as of December 31, 1993 of restricted Common Stock are based on the closing price of the Common Stock on December 31, 1993. Dividends are paid on restricted Common Stock at the same rate and at the same time as on the Common Stock. All restricted Common Stock vests on the fifth anniversary of the date of grant. Also included in the above totals are the number of stock units subject to as yet unvested stock bonus awards. The awards vest on the fifth anniversary of the grant date and are denominated in stock units, with each unit valued on the vesting date based on the value of one share of Common Stock on such date. The value of a share of Common Stock is the average of the high and low prices as reported by the New York Stock Exchange for the relevant date. Awards are paid in cash and shares of
    Common Stock, at the discretion of the Compensation Committee, with the cash portion usually being an amount approximately equal to the estimated tax liability of the recipients. Prior to vesting of these stock units, dividends accrue (but are not paid until the units vest) at the same rate as applies to Common Stock and interest thereon accrues at a rate equal to the return on five year Treasury obligations.
(4) Dollar value of payouts on long-term performance awards granted in 1991
    (the "1991 Long-Term Awards"). Long-term performance awards were not granted prior to 1991. No payouts were made under the 1991 Long-Term Awards to the named executive officers, primarily due to the Company's failure to achieve the performance goals in 1991, the first of the three relevant years.
(5) Mr. Doty retired as President of the Company effective October 1, 1993, but continued in the Company's employment as an advisor on various matters until December 31, 1993. This column includes for 1993 the aggregate principal amount payable to Mr. Doty ($870,000) in consideration for Mr. Doty's agreement to be available as a consultant to the Company for a three year period after his retirement on December 31, 1993, and his agreement not to engage in activities that compete with the business of the Company until he is 65. Pursuant to an agreement between Mr. Doty and the Company, the principal amount of $870,000 was credited on January 1, 1994 to a hypothetical account (the "Account") maintained for Mr. Doty by the
    Company. Interest is credited to the outstanding principal amount, commencing January 1, 1994, at the rate of Moody's Aaa Bonds or 6% per annum, whichever is greater. The sum of $85,000 is to be paid out and charged to such account on January 1, 1995 and on each January 1 thereafter (or in the case of the last such installment, such lesser amount as shall remain in the Account) until the first to occur of the death of Mr. Doty and his wife or depletion of the Account by reason of the charges to the Account for such distributions. Upon the death of Mr. Doty and his wife, any balance remaining in the Account will be distributed to the designated beneficiaries. The Company has also agreed to pay Mr. Doty for reasonable fees incurred during 1993, 1994 and 1995 for personal financial advice, not to exceed $10,000 in the aggregate. These amounts are payable in addition to such amounts as Mr. Doty is entitled to receive under the Company's plans for retired employees.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                           OPTION/SAR GRANTS IN 1993

The following table sets forth certain information concerning options to purchase Common Stock granted in 1993 to the individuals named in the Summary Compensation Table.

                        Individual Grants
- ------------------------------------------------------------------
                Number of    % of Total
               Securities   Options/SARs
               Underlying    Granted to   Exercise or              Grant Date
              Options/SARs  Employees in      Base      Expiration   Present
    Name      Granted(#)(1)     1993     Price($/sh)(2)    Date    Value($)(3)
- ------------------------------------------------------------------------------
J. R. Walter     72,500         5.32%       30.1875     12/9/2003    809,100
R. J. Cowan      26,000         1.91%       30.1875     12/9/2003    290,160
E. P. Duffy      13,500         0.99%       30.1875     12/9/2003    150,660
F. R. Jarc       21,000         1.54%       30.1875     12/9/2003    234,360
F. J. Uvena      13,500         0.99%       30.1875     12/9/2003    150,660
C. K. Doty            0            0            n/a           n/a          0

- --------
(1) All options granted and reported in this table have the following terms:
    each option vests over a four year period, with 20% of the shares becoming exercisable at the beginning of each of the second, third and fourth years following the date of grant and with the entire option becoming exercisable at the end of the fourth year, unless the vesting schedule is accelerated to become fully exercisable upon death, retirement, disability or a change in control as defined in the Company's 1991 Stock Incentive Plan.
(2) Exercise price is the fair market value on the date of grant, determined by calculating the average of the high and low prices of Common Stock, as reported in the New York Stock Exchange Composite Transactions report for the date of grant.
(3) The Black-Scholes option pricing method has been used to calculate present value as of date of grant, December 9, 1993. The present value as of the date of grant, calculated using the Black-Scholes method, is based on assumptions about future interest rates, stock price volatility and dividend yield. The Black-Scholes model is a complicated mathematical formula widely used to value exchange traded options. However, stock options granted by the Company to its executive officers differ from exchange traded options in three key respects: options granted by the
    Company to its executives are long-term, non-transferable and subject to vesting restrictions while exchange traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes model relies on several key assumptions to estimate the present value of options, including the volatility of and dividend yield on the security underlying the option, the risk-free rate of return on the date of grant and the term of the option. In calculating the grant date present values set forth in the table, a factor of 24.070% has been assigned to the volatility of the Common Stock, based on daily stock market quotations for the twelve months preceding the date of grant, the yield on the Common
    Stock has been set at 1.86%, based upon its annual dividend rate of $0.56 per share at the date of grant, the risk-free rate of return has been fixed at 5.68%, the rate for a ten year U.S. Treasury Note on the date of grant as reported in the Federal Reserve Statistical Release, and the exercise of the options has been assumed to occur at the end of the actual option term of ten years. There is no assurance that these assumptions will prove to be true in the future. Consequently, the grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, that may be realized by each individual will depend on the market price of Common Stock on the date of exercise.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

 AGGREGATED OPTION/SAR EXERCISES IN 1993 AND FISCAL YEAR-END OPTION/SAR VALUES The following table sets forth certain information concerning the exercise in 1993 of options to purchase Common Stock by the individuals named in the Summary Compensation Table and the unexercised options to purchase Common Stock held by such individuals at December 31, 1993.

                                               Number of Securities
                                              Underlying Unexercised     Value of Unexercised
                                                  Options/SARs at      In-the-Money Options/SARs
                                                    12/31/93(#)            at 12/31/93($)(2)
              Shares Acquired     Value      ------------------------- -------------------------
    Name      on Exercise(#)  Realized($)(1) Exercisable/Unexercisable Exercisable/Unexercisable
- ------------------------------------------------------------------------------------------------
J. R. Walter       7,200         133,650          164,768/202,000          1,672,809/765,844
R. J. Cowan            0               0            50,800/78,200            440,863/303,700
E. P. Duffy            0               0            19,600/45,400            157,850/172,306
F. R. Jarc             0               0            53,700/65,300            490,625/270,125
F. J. Uvena            0               0            66,700/42,300            777,550/176,794
C. K. Doty        35,000         393,750                 76,000/0                  479,688/0

- --------
(1) The value realized equals the aggregate amount of the excess of the fair market value on the date of exercise (the average of the high and low prices of Common Stock as reported in the New York Stock Exchange Composite Transactions report for the exercise date) over the relevant exercise price(s).
(2) The value is calculated based on the aggregate amount of the excess of
    $30.75 (the average of the high and low prices of Common Stock as reported in the New York Stock Exchange Composite Transactions report for December
    31, 1993) over the relevant exercise price(s).
- --------------------------------------------------------------------------------

                   LONG-TERM INCENTIVE PLANS--AWARDS IN 1993
The following table describes the Long-Term Performance Awards granted under the Company's 1991 Stock Incentive Plan in 1993 to the individuals named in the Summary Compensation Table. Each of the awards will vest at the end of the performance period which extends from January 1, 1993 to December 31, 1995, provided that the recipient remains in the employment of the Company throughout the entire performance period. Payout with respect to the awards to Messrs. Walter, Cowan, Jarc and Uvena is based on Company performance during this period, measured by the return on average stockholders' equity, with the potential for increased payout if net asset growth is also achieved. With respect to the award granted to Mr. Duffy, payout is based on the return on average stockholders' equity, with the potential for increased payout if net asset growth is also achieved, and on return on net assets of the commercial print sector of the business, with the potential for increased payout if the commercial print sector achieves net asset growth. Each factor, return on average stockholders' equity and return on net assets of the commercial print sector, counts for 50% in the total calculation of Mr. Duffy's award. The awards are to be paid in cash or Common Stock or a combination of both, in the discretion of the Compensation Committee. The Compensation Committee has the discretion to adjust the aggregate amount payable under any award to reflect special circumstances. The dollar amounts listed in the table below assume payment is made entirely in cash. Maximum net asset growth has been assumed in the calculation of the estimated future payouts at the target and maximum levels and no net asset growth has been assumed in the calculation of the estimated future payouts at the threshold level.

                                          Estimated Future Payouts under
                             Performance             Non-Stock
                Number of     or Other           Price-Based Plans
              Shares, Units Period Until  -------------------------------
                or Other    Maturation or Threshold   Target    Maximum
    Name        Rights(#)      Payout     ($ or #)   ($ or #)   ($ or #)
- -------------------------------------------------------------------------
J. R. Walter       n/a        1993-1995   $400,000  $1,066,667 $1,600,000
R. J. Cowan        n/a        1993-1995   $160,000  $  426,667 $  640,000
E. P. Duffy        n/a        1993-1995   $ 96,250  $  256,667 $  385,000
F. R. Jarc         n/a        1993-1995   $144,000  $  384,000 $  576,000
F. J. Uvena        n/a        1993-1995   $ 87,500  $  233,333 $  350,000
C. K. Doty         n/a        1993-1995        (1)         (1)        (1)

- --------
(1) The award granted to Mr. Doty in 1993 has been terminated, due to Mr.
    Doty's retirement on December 31, 1993.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

RETIREMENT BENEFITS

Under the Company's Retirement Benefit Plan, employees who met the eligibility requirements accrued in 1993 an annual retirement benefit computed at the rate of 1.5% on compensation up to "covered compensation," and 2% on compensation in excess of "covered compensation" but not in excess of $235,840 (the maximum amount of compensation on which benefits can accrue under current law). The formula for determining benefits has been revised at various times since the present Plan was adopted in 1951. The compensation covered by the Plan includes wages and salaries, supplementary compensation and commissions. An employee's "covered compensation" for a year is the average of the Social Security wage bases for the thirty-five-year period ending with such year. Prior to January 1, 1979, employees could elect to participate on a contributory basis. Since then, the Plan has been noncontributory, so that the Company pays the full cost of benefits credited under the Plan after December 31, 1978. Benefits are paid monthly after retirement for the life of the participant (straight life annuity amount) or, depending on the form of benefit elected by the participant, in an actuarially reduced amount for the life of the participant and the participant's surviving spouse or other surviving person named as a contingent member. Benefits under the Retirement Benefit Plan are limited to the extent required by provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974. If payment of actual retirement benefits is limited by such provisions, an amount equal to any reduction in retirement benefits will be paid as a supplemental benefit under the Unfunded Supplemental Benefit Plan adopted by the Board of Directors in 1981.
 The following table contains information concerning annual benefits payable pursuant to the Retirement Benefit Plan on a straight life annuity basis upon retirement at age 65 for the individuals named in the Summary Compensation Table. These benefits include the total benefits computed on service through December 31, 1993, estimated benefits to be earned in the future, assuming the individuals continue in the Company's employ to age 65, and total estimated benefits on retirement at age 65.

                                  Estimated Additional
                                    Annual Benefits
               Annual Benefits       on Retirement      Total Annual Benefits
                on Retirement          at Age 65         Computed on Service
                  at Age 65      for Service after 1993 through December 31,
                 on the Basis    Assuming Continuation   1993 Plus Benefits
              of Service through     of Employment          Which May Be
 Individual   December 31, 1993       Until Age 65        Earned in Future
- -----------------------------------------------------------------------------
J. R. Walter       161,054              460,871                621,925
R. J. Cowan         45,463              266,987                312,450
E. P. Duffy         20,810               95,652                116,462
F. R. Jarc          46,654              132,880                179,534
F. J. Uvena         87,697               34,286                121,983
C. K. Doty             n/a(1)               n/a(1)                 n/a(1)

- --------
(1) Mr. Doty retired on December 31, 1993. Commencing January 1, 1994, Mr. Doty will receive approximately $118,200 per year under the Retirement Benefit
    Plan and related Unfunded Supplemental Benefit Plan. This annual benefit has been reduced for pre-retirement and post-retirement surviving spouse benefits and for early retirement. Amounts shown in the retirement benefit table above for the other named officers are not reduced for these factors.
- --------------------------------------------------------------------------------
 E. P. Duffy accrued, prior to January 1, 1989, benefits under a retirement program now maintained by R. R. Donnelley Printing Company, L.P., a subsidiary of the Company. Under this program, benefits are generally equal to 50% of a participant's final average compensation less 75% of the participant's social security benefit reduced proportionally if the participant has less than 25 years of participation. Benefits are paid monthly after retirement for the life of the participant or over the joint lives of the participant and the participant's surviving spouse or other beneficiary. The following table contains information concerning Mr. Duffy's annual benefits payable on a straight life annuity basis upon

- --------------------------------------------------------------------------------
retirement at age 65, after reduction for social security benefits.
Compensation and service after December 31, 1988 do not affect the amount of Mr. Duffy's benefit.

                                                                       Annual Benefits
                                                                     (on the Basis of 17
                                Remuneration                          Years of Service)
      Individual              (As of 12/31/88)                         As of 12/31/88
      ----------              ----------------                       -------------------
      E. P. Duffy                 $213,960                                 $67,428

DIRECTOR COMPENSATION

Directors who are not officers receive annual retainer fees as follows: $27,000 for service as a director, plus $1,000 per committee for service as a member of a Board committee, and $2,500 for service as Chairman of a Board committee (payable in addition to retainer for service as a member of the committee). In addition to these retainer fees, such directors receive an attendance fee of $1,000 per day for attendance at Board meetings and any committee meetings held on the same day. Such directors are paid an attendance fee of $1,000 per day for any committee meetings held on days other than Board meeting days and for each day spent at the Company's request on committee work when no formal meeting is held. The 1991 Stock Incentive Plan provides that each individual who, immediately following the annual meeting of stockholders each year during the term of such Plan commencing in 1991, is a non-employee director shall receive an option to purchase 4,000 shares of Common Stock at an option price equal to 100% of the fair market value of such shares on the date the option is granted. Such options are fully exercisable during the period beginning on the earlier to occur of (a) the date that is the first anniversary of the date such option is granted (the "Option Date") or (b) the day immediately preceding the date of the Annual Meeting of Stockholders of the Company next following the Option Date, provided that the date of the Annual Meeting is at least 355 days after the Option Date, and ending ten years after the date of grant. The 1993 Stock Ownership Plan for Non-Employee Directors, approved by the stockholders at the 1993 Annual Meeting, permits directors who are not employees to elect to apply all or a portion of retainer, meeting and committee fees toward the purchase of shares of Common Stock at fair market value on the date of purchase.
 The Company will pay a retirement benefit to directors. A director with 10 or more years of service as a director will receive an annual retirement benefit equal to the then current annual retainer fee paid to active directors. A director with less than 10 years of service as a director will receive an annual retirement benefit equal to 10% of such fee for each year or fraction thereof of service as a director. These retirement benefits to directors will be paid in addition to any retirement benefits payable to a director under the Company's Retirement Benefit Plan or any other supplementary retirement benefit arrangement. The retirement benefit of a director whose retirement occurs at or after age 65 will begin following the effective date of retirement. The retirement benefit of a director whose retirement occurs prior to age 65, for any reason except disability that ends the director's active business career or employment, will begin at age 65. The retirement benefit of a director whose retirement occurs prior to age 65 due to disability that ends the director's active business career or employment, will begin following the effective date of retirement. Retired directors will receive any future increases in these retirement benefits from and after the time such increases become effective.

SEVERANCE PAY PROGRAM AND SPECIAL SEVERANCE PLAN

The Company has adopted a Severance Pay Program consisting of severance agreements between the Company and approximately 175 officers and key employees (including the executive officers named in the Summary Compensation Table, except that C. K. Doty's agreement is no longer in effect), and a Special Severance Plan applicable to all other employees of the Company and certain subsidiaries. The agreements and the Plan provide severance benefits in the event of a change in control (as defined in the agreement and Plan) of the Company followed by termination of employment. In connection with the Severance Pay Program, the Company has entered into severance agreements with the six individuals named in the Summary Compensation Table (except that C. K. Doty's agreement is no longer in effect due to his retirement). These agreements provide that if the executive's employment is terminated

- --------------------------------------------------------------------------------
following a change in control of the Company either (a) by the Company for reasons other than cause (as defined in the agreements) or other than as a consequence of death, disability or retirement, or (b) by the executive for reasons relating to a diminution of responsibilities, compensation or benefits or relocation requiring a change in residence or a significant increase in travel, the executive will receive certain payments and benefits. These include
(i) a lump sum payment equal to up to three times the executive's current planned compensation (salary and bonus), (ii) an amount in cash in lieu of outstanding stock bonus awards under the Company's Stock Incentive Plans, (iii) an amount in cash equal to the value of outstanding stock options, (iv) an amount in cash equal to three years of additional accrued benefits under the Company's pension plan and (v) life, disability, accident and health insurance benefits for a period of 24 months after termination of employment. These agreements also provide that if after a change in control of the Company any compensation paid to the executive, whether or not pursuant to such agreement, is subject to the federal excise tax on "excess parachute payments," the Company will pay to the executive such additional amount as may be necessary so that the executive realizes, after the payment of such excise tax and any income or excise tax on such additional amount, the amount of such compensation.
 The Company has also entered into an agreement with Mr. Doty, who retired on December 31, 1993. The principal terms of this agreement are described in a footnote to the Summary Compensation Table.

CERTAIN TRANSACTIONS WITH EXECUTIVE OFFICERS

Since January 1, 1993, one executive officer was indebted to The Lakeside Bank, which was a majority-owned subsidiary of the Company until September, 1993 when the Company sold its entire interest in The Lakeside Bank. The loan was made in the ordinary course of business, was made on substantially the same terms, including rates of interest and collateral, as those prevailing at the time for comparable transactions with other persons, and does not involve more than normal risk of collectibility or present other unfavorable features.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMMITTEE APPROACH TO COMPENSATION EVALUATION
The Compensation Committee (the "Committee") is responsible for determining the annual salary, short-term and long-term cash and stock incentive compensation, and other compensation of the executive officers, including the executive officers named in the Summary Compensation Table (the "named executive officers"). This report describes the policies and rationales of the Committee in establishing the principal components of executive compensation during 1993. In its deliberations regarding compensation of executive officers, the Committee considers the following factors: (a) Company performance, both separately and in relation to other companies, (b) the individual performance of each executive officer, (c) a number of comparative compensation surveys (supplied by professional compensation consultants approved by the Committee and retained by the Company for this purpose) and other material concerning compensation levels and stock grants at other companies, such as compensation and stock award information disclosed in the proxy statements of other companies, (d) historical compensation levels and stock awards at the Company,
(e) the overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent and (f) the recommendations of professional compensation consultants and management.
 Companies used in comparative analyses for executive compensation purposes are selected with the assistance of professional compensation consultants. Selection of such companies is based on a variety of factors, including financial criteria and industry classification. The companies used in comparative analyses for executive compensation purposes include many of the companies in the Peer Group used in the Performance Graph, as well as other companies. The Committee relies on a broad array of companies in various industries for comparative analysis of executive compensation because the Committee believes that the Company's competitors for executive talent are more varied than the Peer Group chosen for comparing stockholder return in the Performance Graph.

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EXECUTIVE OFFICERS GENERALLY
Generally, total 1993 compensation for executive officers (other than J.R. Walter, discussed separately below), including salary, short and long-term incentive compensation and the projected value of stock awards, was at approximately the 40th to 45th percentile of total compensation amounts for executive officers of companies in the comparison group. The Company's pay package for executive officers, including J. R. Walter, is structured so that a significant portion (between 41% and 52%, depending on the level of responsibility of the executive officer) of targeted annual cash compensation (salary, plus short and long-term incentive compensation) is linked to Company performance, because it is paid only if certain performance goals are achieved. Additionally, restricted stock and stock option awards are also affected by Company performance, because the value of any such award is directly tied to the Company's stock price performance.

 Salary
The 1993 salaries of executive officers were determined primarily on the basis of each executive officer's performance and responsibility, Company performance and competitive market data on salary levels. Increases in 1993 salaries reflected the Committee's determination, based in part on recommendations of compensation consultants, that compensation levels should be increased to remain competitive, given each executive officer's performance, the Company's performance in 1992 and the competitive environment for executive talent.

 Short and Long-Term Incentive Compensation
Both the Senior Annual Incentive Compensation Plan (the "Annual Plan") and the Long-Term Performance Awards granted in 1991 and 1993 (the "Long-Term Awards") tie payouts to Company performance. Under the Annual Plan and the Long-Term Awards, potential payout amounts (expressed as a percentage of salary) and related performance goals were established at the beginning of the relevant performance period by the Committee, after assessing recommendations of management and professional compensation consultants.
 With respect to corporate executive officers, Company performance under the Annual Plan was measured by earnings per share and return on average stockholders' equity, with each factor being weighted equally in the calculation. With respect to executive officers responsible for various business sectors, under the Annual Plan the Company's earnings per share and return on average stockholders' equity each count for 20% in the performance calculation and performance factors unique to the relevant business (such as business revenues and earnings) count for 60%.
 Under the Long-Term Awards granted to corporate executive officers, Company performance is measured by return on average stockholders' equity, with the potential for increased payout if net asset growth is also achieved. Under the Long-Term Awards granted to executive officers responsible for various business sectors, Company performance is measured by the return on average stockholders' equity, with the potential for increased payout if net asset growth is also achieved, and on factors unique to the relevant business (such as growth in business revenues, growth in business earnings and return on net assets of the relevant business), with the potential for increased payouts in certain cases if net asset growth is achieved in the relevant business. Return on average stockholders' equity counts for 50% in the calculation of the Long-Term Awards for these executive officers, and the factors specific to the relevant business also count for 50%.
 If the Company (and, where relevant, a particular business sector within the Company) does not achieve at least the minimum performance levels established under the Annual Plan for a particular year or, in the case of the Long-Term Awards, the specified years, then the payout amount under the relevant plan or award is zero. The Committee may in its discretion increase or decrease any payout to be made to a particular executive officer to reflect any special circumstances that the Committee deems significant. For the 1993 year, the Committee determined to exclude from the performance goals under the Annual Plan and the Long-Term Awards the net one-time charge to earnings resulting from the required adoption by the Company during the first quarter of 1993 of Statement of Financial Accounting Standards No. 106 (Employers' Accounting for Postretirement Benefits Other Than Pensions) and

- --------------------------------------------------------------------------------
Statement of Financial Accounting Standards No. 109 (Accounting for Income
Taxes) and the restructuring charge recorded in the first quarter of 1993 related to the closing of the Company's Chicago manufacturing facility following the decision by a customer to discontinue its catalog operations. The Committee decided to exclude these special charges from the calculations under the Annual Plan and the Long-Term Awards because their inclusion in the performance goals under these plans would not accurately reflect and provide a basis for evaluating the performance of management.
 In 1993, payouts under the Annual Plan reflected achievement of the performance goals established by the Committee at the beginning of the year. No payouts to corporate executive officers were received under the Long-Term
Awards that vested at the end of 1993 primarily due to the Company's failure to achieve performance goals based on return on average stockholders' equity for 1991, the first of the three relevant years under these awards. (As a result, most corporate executives also did not receive payouts under the Annual Plan in 1991.) Some executive officers in charge of specific business sectors did, however, receive payouts under these Long-Term Awards, reflecting achievement of long-term performance goals specific to the particular business sector for which they were responsible.

 Stock Awards
The stock awards of various kinds made to executive officers are designed to align the interests of management more closely with those of the stockholders of the Company by increasing stock ownership by management. To emphasize the importance of stock ownership by management, the Committee and management recently approved stock ownership guidelines for all officers which require all officers to hold Company stock acquired through the Company's stock programs and progress over a period of years toward ownership of shares having a market value relative to salary; the minimum ownership guideline is owning Company stock having a market value at least equal to salary, with the level of target ownership increasing as levels of responsibility increase, up to five times salary which is the ownership guideline for the Chief Executive Officer.
 In determining the size and terms of stock grants, the Committee considers the individual performance of each executive officer and Company performance, comparative information regarding stock grants made by the comparison groups of companies, historical stock grants made by the Company and the recommendations of professional compensation consultants and management. Generally, restricted stock awards are viewed by the Committee as providing motivation to executive officers to remain with the Company during the five year period of cliff vesting. Stock option awards focus executives on the Company's stock price performance, while also providing incentives to remain with the Company and aligning the interests of executive officers more closely with stockholders. These factors, along with the recommendations of compensation consultants, are considered by the Committee in determining the appropriate balance between restricted stock awards and stock option awards.

 Tax Law Changes
In 1993, the tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid in 1994 and thereafter to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. In order to be performance-based compensation for purposes of the new tax law, the performance measures must be approved by the stockholders. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

 Retirement Arrangements
The Committee approved a retirement compensation package in 1993 for Mr. Doty, the retired President of the Company, based on Mr. Doty's valued and long service to the Company and on the advice of compensation consultants that the retirement package (reflected in the Summary

- --------------------------------------------------------------------------------
Compensation Table and described in the footnotes thereto) was typical for retiring executives of Mr. Doty's experience, position and long record of substantial contribution to the success of the business.

COMPENSATION OF JOHN R. WALTER, CHAIRMAN AND CHIEF EXECUTIVE OFFICER

The Committee established the compensation of John R. Walter, the Chairman and Chief Executive Officer, for 1993 using substantially the same criteria that were used to determine compensation levels for other executive officers, discussed at the beginning of this report. Mr. Walter's compensation is reviewed against the compensation paid to Chief Executive Officers in the comparison group referred to earlier in this report. Mr. Walter's total 1993 compensation (including salary, short and long-term incentive compensation and the projected value of stock awards) places him at approximately the 60th percentile of the total compensation amounts paid to Chief Executive Officers in the comparison group. In the Committee's view, this level of compensation is commensurate with Company performance in 1993 and provides adequate and necessary incentives for Mr. Walter in meeting the challenges he faces in leading the Company to continued success in the future.
 Mr. Walter's 1993 salary was determined based on Company performance, Mr. Walter's performance and competitive market data on salary levels. The Committee increased Mr. Walter's salary from $675,000 in 1992 to $800,000 commencing January 1, 1993 in order to remain competitive, in recognition of the Company's positive financial performance under Mr. Walter's direction during 1992, and in recognition of Mr. Walter's leadership of strategic initiatives aimed at the expansion and diversification of the Company's businesses and at cost reductions.
 Mr. Walter's 1993 annual incentive compensation payout under the Annual Plan of $499,481 was entirely based on the Company's performance, as measured by earnings per share and return on average stockholders' equity for the 1993 fiscal year, with each of these two factors having equal weight in the incentive compensation calculation. Performance factors that determined payout levels under the Annual Plan in 1993 were established for each of the executive officers, including Mr. Walter, at the beginning of 1993, with payout at each level being dependent on the degree of achievement of the above performance standards. Mr. Walter, like most other corporate executive officers, received no payout under the Long-Term Award granted to him in 1991 which vested at the end of 1993, primarily due to the failure of the Company to achieve the corporate performance goals in 1991, the first of the three relevant years. As described above, payout under the 1991 Long-Term Award was based on the return on average stockholders' equity in each of the three relevant years, 1991, 1992 and 1993, with the potential for increased payout if net asset growth is also achieved.
 Restricted stock and stock option awards made to Mr. Walter in 1993 were determined by the Committee based on Company performance, Mr. Walter's performance, historical grants to Mr. Walter and information regarding awards made by the comparison groups of companies, and on the Committee's philosophy that stock ownership by management produces strong leadership and aligns management's interests with those of the stockholders of the Company. In determining the appropriate balance between the number of shares of restricted stock and the number of option shares to award Mr. Walter, the Committee considered the same factors noted above that were considered with respect to other executive officers.
 The foregoing report has been approved by all members of the Committee.

                                          The Compensation Committee

                                          John M. Richman, Chairman
                                          Robert A. Hanson
                                          Thomas S. Johnson
                                          William D. Sanders

- --------------------------------------------------------------------------------

PERFORMANCE GRAPH

The following Performance Graph compares the Company's cumulative total stockholder return on its Common Stock for a five year period (December 31, 1988 to December 31, 1993) with the cumulative total return of the Standard & Poor's 500 stock index (which includes the Company) and a peer group of companies selected by the Company for purposes of the comparison and described more fully below (the "Peer Group"). Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
               AMONG RR DONNELLEY, S&P 500 INDEX AND PEER GROUP**

                             [GRAPH APPEARS HERE]

Measurement Period           R. R.          S&P
(Fiscal Year Covered)        DONNELLEY      500 INDEX    Peer Group
- -------------------          ----------     ---------    ----------
Measurement Pt-
12/31/88                     $100           $100         $100
FYE 12/31/89                 $151           $132         $111
FYE 12/31/90                 $120           $128         $ 93
FYE 12/31/91                 $154           $166         $113
FYE 12/31/92                 $205           $179         $126
FYE 12/31/93                 $199           $197         $145

       Assumes $100 Invested on December 31, 1988 in RR Donnelley Common
     Stock, S&P 500 Index and Peer Group.
     * Total Return Assumes Reinvestment of Dividends
    ** Fiscal Year Ending December 31
- --------------------------------------------------------------------------------
The Company provides a broad range of services to a diverse group of customers in several industries, including publishers (of, for example, magazines and books), merchandisers (such as retailers and catalog merchants), technology companies (such as computer hardware manufacturers and software publishers) and information providers. Because the Company's services and customers are diverse, the Company does not believe that there is a single published industry or line of business index that is appropriate for comparing stockholder return. The Peer Group selected by the Company for the above Performance Graph is a combination of two industry groups of companies identified by Value Line Publishing, Inc., a publisher of investment surveys ("Value Line")--the publishing group (which includes printing companies) and the newspaper group-- except that the Company and those companies whose common stock has not been traded on domestic exchanges for the relevant five year period have been excluded. Other printing companies (as well as the Company) are included by Value Line in its publishing group. Many companies included in these two Value Line groups are ones with whom the Company is most frequently compared by investment analysts. This combination of printing, publishing and newspaper companies has been selected to best represent the Company's diverse range of products, services and customers.

- --------------------------------------------------------------------------------
 The companies included in the Peer Group are: Banta Corporation; Bowne & Co. Inc.; Commerce Clearing House, Inc. (class A stock); Deluxe Corporation; Dow
Jones & Company, Inc.; The Dun & Bradstreet Corporation; Gannett Co., Inc.; Graphic Industries; Houghton Mifflin Company; John H. Harland Company; Knight-Ridder, Inc.; Lee Enterprises, Inc.; Maclean Hunter; McClatchy Newspapers,
Inc.; McGraw-Hill, Inc.; Media General, Inc. (class A stock); Meredith Corporation; National Education Corporation; News Corp Ltd; The New York Times Company (class A stock); Playboy Enterprises, Inc. (class B stock); Pulitzer Publishing Company; The E.W. Scripps Company (class A stock); Southam Inc.; The Times Mirror Company (class A stock); Thomson Corp.; Tribune Company; The Washington Post Company (class B stock); and Western Publishing Group.
 Affiliated Publications, Inc., which was in the Peer Group last year, is not included this year because it was acquired by another company in 1993. Seven additional companies have been added to the Peer Group because the common stock of these companies was traded on domestic exchanges for the relevant five years as of the end of 1993, but not as of the end of 1992. These additions to the Peer Group are: Maclean Hunter, McClatchy Newspapers, Inc., News Corp Ltd., Playboy Enterprises, Inc. (class B stock), The E.W. Scripps Company (class A stock), Southam Inc. and Thomson Corp.

- --------------------------------------------------------------------------------
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Company has not selected its independent public accountants for 1994. This selection is normally made at the Board of Directors meeting in April, after the Audit Committee, the members of which are identified under "Information about Directors and Nominees for Directors," has reviewed audit proposals for such year. After such review, the Audit Committee will recommend the selection of accountants for 1994 to the Board of Directors, which will make the final selection.
 Arthur Andersen & Co. served as the Company's independent public accountants in 1993 and for twenty-eight years prior thereto. Representatives of that firm are expected to be present at the annual meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

- --------------------------------------------------------------------------------
STOCKHOLDER PROPOSAL REGARDING CERES PRINCIPLES

The Company has been notified that a stockholder, Christian Brothers Investment Services, Inc. ("CBIS"), 675 Third Avenue, 31st Floor, New York, New York 10017-5704, intends to introduce and support the following proposal at the 1994 Annual Meeting. CBIS has provided certification to the Company indicating that, as of October 15, 1993, CBIS was the beneficial owner of 203,450 shares of Common Stock.
 WHEREAS WE BELIEVE:
   The responsible implementation of sound environmental policy increases long-term shareholder value by increasing efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;
   Adherence to public standards for environmental performance gives a company greater public credibility than is achieved by following standards created by industry alone. In order to maximize public credibility and usefulness, such standards also need to reflect what investors and other stakeholders want to know about the environmental records of their companies;
   Standardized environmental reports will provide shareholders with useful information which allows comparisons of performance against uniform standards and comparisons of progress over time. Companies can also attract new capital from investors seeking investments that are environmentally responsible, responsive, progressive, and which minimize the risk of environmental liability.
 AND WHEREAS:
   The Coalition for Environmentally Responsible Economies (CERES)--which comprises large institutional investors with $150 billion in stockholdings (including shareholders of this Company), public interest representatives, and environmental experts--consulted with dozens of corporations

- --------------------------------------------------------------------------------
  and produced comprehensive public standards for both environmental performance and reporting. Over 50 companies have endorsed the CERES Principles--including the Sun Company, a Fortune-500 Company--to demonstrate their commitment to public environmental accountability.
   In endorsing the CERES Principles, a company commits to work toward:
     1. Protection of the biosphere
     2. Sustainable use of natural resources
     3. Waste reduction & disposal
     4. Energy conservation
     5. Risk reduction
     6. Safe products and services
     7. Environmental restoration
     8. Informing the public
     9. Management commitment
    10. Audits and reports

   The full text of the CERES Principles and the accompanying CERES Report Form are available from CERES, 711 Atlantic Avenue, Boston, MA 02110, tel:
  617-451-0927.
   Concerned investors are asking the Company to be publicly accountable for its environmental impact, including collaboration with this corporate, environmental, investor, and community coalition to develop (a) standards for environmental performance and disclosure; (b) appropriate goals relative to these standards; (c) evaluation methods and tools for measurement of progress toward these goals; and (d) a format for public reporting of this progress.
   We believe this request is consistent with regulation adopted by the European Community for companies' voluntary participation in verified and publicly-reported eco-management and auditing.
 RESOLVED:
   Shareholders request the Company to endorse the CERES Principles as a commitment to be publicly accountable for its environmental impact.

PROPONENT'S SUPPORTING STATEMENT
We invite the Company to endorse the CERES Principles by (1) stating its endorsement in a letter signed by a senior officer; (2) committing to implement the Principles; and (3) annually completing the CERES Report. Endorsing these Principles complements rather than supplants internal corporate environmental policies and procedures.
 We believe that without this public scrutiny, corporate environmental policies and reports lack the critical component of adherence to standards set not only by management but also by other stakeholders. Shareholders are asked to support this resolution, to encourage our Company to demonstrate environmental leadership and accountability for its environmental impact.

- --------------------------------------------------------------------------------
POSITION OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS SUPPORT THE BOARD AND VOTE AGAINST THE STOCKHOLDER PROPOSAL ON THE CERES PRINCIPLES.
 This proposal is substantially the same as one that was defeated at the 1993 Annual Meeting of Stockholders by over 93% of the votes cast (excluding abstentions and broker non-votes), and the Board of Directors continues to oppose this proposal.
 The Board of Directors continues to believe that actions taken by the Company pursuant to its own extensive environmental program have implemented substantially the objectives of the CERES Principles. Employees at every Company facility are required and trained to obey strictly all laws that protect the environment, to follow Company practices and procedures that promote environmental compliance, and to report suspected violations of environmental standards to a Corporate Compliance Officer. Despite the Company's implementation of this comprehensive environmental program,

- --------------------------------------------------------------------------------
occasional problems may still arise but the Company is prepared to deal with them. In the past several years, the Company has cooperated fully with federal and state regulatory agencies to resolve, at minimal cost, the few regulatory and remedial matters which have arisen.
 In the Company's view, superimposing the CERES Principles on the Company's existing environmental programs would neither enhance the Company's environmental commitment nor improve its environmental capabilities. The CERES Principles, in the Company's view, are intended to address a myriad of commercial operations unrelated to the Company's business and are vague and subject to varying interpretations. The Company already expends considerable resources: (1) to interpret and meet extensive, government-mandated permitting, inspection, reporting and disclosure obligations that measure with specificity the Company's compliance with federal, state and local environmental standards; and (2) to implement Company-specific internal auditing and reporting programs that evaluate the conformity of the Company's facilities and operations to environmental laws and regulations and internal Company standards. The Board of Directors believes that adopting the CERES Principles would not promote a beneficial allocation of the Company's environmental resources and, thus, is not in the best interests of the Company.
 Moreover, there are similar proposals being debated by responsible organizations around the world, and it would be unfair to give special favor to the CERES Principles at this time. The Company will be called upon to consider these initiatives over the next few months and years. Given the present lack of consensus among the numerous entities advocating model environmental principles, however, the Company believes it would not be responsible to subscribe unilaterally to any particular "model" program at this time. This is especially true in view of the fact that the Company already has in place a fully functioning, Company-wide environmental program of its own.
 The affirmative vote of the holders of a majority of the shares of the Common Stock present in person or by proxy at the 1994 Annual Meeting and entitled to vote on the stockholder proposal on the CERES Principles is required to approve it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.

- --------------------------------------------------------------------------------
STOCKHOLDER PROPOSAL REGARDING EQUAL EMPLOYMENT OPPORTUNITY/AFFIRMATIVE ACTION REPORT

 The Company has been notified that the following stockholders intend to introduce and support the following proposal at the 1994 Annual Meeting: United States Trust Company of Boston ("US Trust"), 40 Court Street, Boston, Massachusetts 02108, which has provided certification to the Company, indicating that, as of November 1, 1993, it was the beneficial owner of 317,367 shares of Common Stock, and Calvert Social Investment Fund ("Calvert"), 4550 Montgomery Avenue, Bethesda, Maryland 20814, which has provided certification to the Company, indicating that, as of November 8, 1993, Calvert, through three accounts managed by and held for the benefit of Calvert by US Trust, was the beneficial owner of 240,000 shares of Common Stock.
 GIVEN that R. R. Donnelley & Sons recently settled a racial bias case in its Dwight, IL operations;
 GIVEN that the company's EEO-1 report can be requested by the public under the Freedom of Information Act, and that a lack of supplementary information could result in misinterpretations of Donnelley's EEO conduct;
 GIVEN the new strategy of civil rights groups, such as the NAACP, of scrutinizing companies with federal contracts to assure that they comply with affirmative action requirements;
 GIVEN that a clear policy opposing all forms of discrimination is a sign of a responsible corporation and that a substandard Equal Employment Opportunity record leaves a company open to expensive legal action, poor employee morale and even the loss of certain business, it is in the company's and shareholder's interests to have information on our company's equal employment record publicly available;
 GIVEN that we share the concerns of the 1991 United States Congressional Civil Rights and Glass Ceiling Acts that " . . . additional remedies under Federal law are needed to deter harassment and

- --------------------------------------------------------------------------------
intentional discrimination in the work place . . . women and minorities remain underrepresented in management and decision making positions in business", we support the U.S. Labor Department's statement "...if the CEO is committed to ensuring diversity it can happen";
 GIVEN that we believe issues related to Equal Employment Opportunity and Affirmative Action are important to shareholder value, our goal is to encourage our Board of Directors and CEO to improve Donnelley's Equal Employment record;
 GIVEN that Donnelley is a major employer and in a position to take the lead in ensuring that women and minority employees receive fair employment opportunities and promotions, we believe a report containing the basic information requested in this resolution keeps the issue high on management's agenda;
 GIVEN that the report requested asks for information already gathered for the purpose of complying with government regulations, it is not an undue burden or cost. The format of the report requested is not the central question;
 RESOLVED: The shareholders request the Board to prepare a report at reasonable cost, available to shareholders and employees reporting on the following issues. This report, which may omit confidential information, shall be available by June 1994
 1. A chart identifying employees according to their sex and race in each of the nine major Equal Employment Opportunity Commission defined job categories for 1991, 1992, 1993 listing either numbers or percentages in each category;
 2. A summary description of Affirmative Action policies and programs to improve EEO performance, including job categories where women and minorities are underutilized;
 3. A description of policies and programs oriented specifically toward increasing the number of managers who are female and/or minority;
 4. A general description of how Donnelley publicizes its affirmative action policies and programs to merchandise suppliers and service providers;
 5. A description of policies and programs utilizing the purchase of goods and services from minority and/or female owned business enterprises.


- --------------------------------------------------------------------------------
POSITION OF THE BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS SUPPORT THE BOARD AND VOTE AGAINST THE STOCKHOLDER PROPOSAL REGARDING THE EQUAL EMPLOYMENT OPPORTUNITY/AFFIRMATIVE ACTION REPORT.
  The Company reports on its policies and results in the areas of equal employment and affirmative action to the appropriate government agencies and these results have recently been reviewed with the Board of Directors. The Company considers the information requested in this stockholder proposal to be confidential. More importantly, the Board believes that the publication and distribution of the data and the other information requested would neither change nor enhance the Company's commitment in the employment and affirmative action areas and would entail an unwarranted expenditure. Therefore, the Board believes that adoption of this proposal would not be in the best interests of the Company.
  The Board believes that the Company is fully committed to fostering compliance with equal employment opportunity laws applicable to it. Moreover, the Company is continually striving to improve the results of its programs in this important area. The Company's commitment to equal employment opportunity is evidenced by the Company's policies and affirmative action programs in support of the hiring, retention and promotion of minorities and women. The Company monitors its progress in the hiring and promotion of minorities and women, has identified high-potential minorities and women in succession plans, conducts training programs for managers and supervisors in employment law and interviewing, and participates in minority job fairs across the United States each year. Additionally, the Company has active and long-standing programs supporting minority and women-owned suppliers as part of its overall purchasing procedures. These and other actions have resulted in gains over the years in the representation of minorities and women in its work force. Adoption of this stockholder proposal would not, in the Board's view, improve the Company's commitment or progress in the equal employment and affirmative action areas.

- --------------------------------------------------------------------------------

  The affirmative vote of the holders of a majority of the shares of the Common Stock present in person or by proxy at the 1994 Annual Meeting and entitled to vote on the stockholder proposal regarding the equal employment opportunity/affirmative action report is required to approve it.

  THE BOARD RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.


- --------------------------------------------------------------------------------
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 1995 ANNUAL MEETING

Proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company by October 20, 1994, to be considered for inclusion in the Company's Proxy Statement and Form of Proxy relating to that meeting.
 The Nominating Committee will consider nominees recommended by stockholders as candidates for election to the Board of Directors at the Annual Meeting of Stockholders. The By-Laws of the Company provide that a stockholder wishing to nominate a candidate for election to the Board is required to give written notice to the Secretary of the Company of his or her intention to make such a nomination. The notice of nomination must be received by the Company not less than sixty days nor more than ninety days prior to the stockholder's meeting, or if less than seventy-five days' notice or prior public disclosure of the meeting date is given or made, the notice of nomination must be received within ten days after the meeting date is announced. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination. The Company may require that the proposed nominee furnish other information to determine that person's eligibility to serve as director. A nomination which does not comply with the above procedure will be disregarded.
 Such proposals or nominations should be addressed to David C. Hart, Secretary,
R. R. Donnelley & Sons Company, 77 West Wacker Drive, Chicago, Illinois 60601-1696.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

Management does not now intend to bring before the 1994 Annual Meeting any matters other than those specified in the notice of the meeting, and it does not know of any business which persons other than the management intend to present at the meeting other than the stockholder proposals discussed in this Proxy Statement. Should any other matter requiring a vote of the stockholders properly come before the meeting, the persons named in the accompanying proxy intend to vote the shares represented by them in accordance with their best judgment.

                                          By order of the Board of Directors

                                          David C. Hart
                                          Secretary

Chicago, Illinois
February 17, 1994

                    GRAPHIC MATERIAL CROSS-REFERENCE PAGE


    PHOTOS OF THE DIRECTORS AND NOMINEES FOR DIRECTORS APPEAR TO THE LEFT OF EACH RESPECTIVE NAME ON PAGES 3 AND 4.


    A PERFORMANCE GRAPH SHOWING A COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG R. R. DONNELLEY, S&P 500 INDEX AND PEER GROUP APPEARS ON PAGE 18.

PROXY

R. R. DONNELLEY & SONS COMPANY                     PROXY/VOTING INSTRUCTION CARD
CHICAGO, ILLINOIS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON MARCH 24, 1994.

The undersigned hereby appoints James R. Donnelley, Frank R. Jarc and David C. Hart, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of R. R. Donnelley & Sons Company, to be held on March 24, 1994 at ten o'clock a.m., Chicago Time, and at any adjournments thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present.

Your vote with respect to the election of Directors and the other proposals may be indicated on the reverse. Nominees for Director are: Robert A. Hanson, Thomas
S. Johnson, Jerre L. Stead and John R. Walter.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

This card also provides voting instructions for shares held in the Dividend Reinvestment Plan and, if registrations are identical, shares held for the benefit of Donnelley employees in the Tax Credit Stock Ownership Plan ("TRASOP") and the Employee Monthly Investment Plan ("EMIP").
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Comments:_______________________________________________________________________

________________________________________________________________________________

(IF YOU HAVE WRITTEN IN THE ABOVE SPACE, PLEASE MARK THE "COMMENTS'' BOX ON THE REVERSE OF THIS CARD.)

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.                              7872
                                                                            ----
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND AGAINST PROPOSALS 2 AND 3.
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.
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                                                  FOR       WITHHELD
1. Election of Directors (see reverse)            [_]          [_]
*For, except vote withheld from the following nominee(s):
____________________________________________________________

Change of Address/Comments on Reverse side  [_]
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 2 AND 3.
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                                                         FOR  AGAINST  ABSTAIN
2. Stockholder Proposal relating to CERES Principles     [_]    [_]      [_]
3. Stockholder Proposal relating to  Equal Employment
   Opportunity/Affirmative Action Report                 [_]    [_]      [_]

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


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